Exhibit 2.01

EXECUTION COPY

Agreement and Plan of Merger
Dated as of June 3, 2008
among
Smith International, Inc.,
W-H Energy Services, Inc.,
and
Whitehall Acquisition Corp.

i

TABLE OF DEFINED TERMS

Cross Reference
Term	Section
Acquisition	Preamble
Adjusted Option	Section 2.10(a)
Adverse Recommendation Change	Section 5.3(b)
affiliate	Section 8.7(a)
Aggregate Cash Consideration	Section 2.8(d)
Aggregate Fractional Share Consideration	Section 1.1(e)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(b)
Antitrust Laws	Section 5.6(b)
Arrangements	Section 3.13(j)
Articles of Merger	Section 2.2
Available Cash Election Consideration	Section 1.1(c)
Board Appointment Date	Section 1.3(a)
business day	Section 8.7(b)
capital stock	Section 8.7(c)
Cash Election	Section 1.1(b)
Cash Proration Factor	Section 1.1(c)
Cashout Company Options	Section 2.10(b)
Certificates	Section 2.9(b)
Cleanup	Section 3.15(f)
Closing	Section 2.3
Closing Date	Section 2.3
Code	Recitals
Common Stock Election	Section 1.1(b)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article 3
Company Employees	Section 5.9(b)
Company Financial Adviser	Section 3.20
Company Intellectual Property Rights	Section 3.17(a)
Company Material Adverse Effect	Section 3.1(b)
Company Options	Section 2.10(b)
Company Permits	Section 3.12
Company Recommendation	Section 3.3(b)
Company Restricted Shares	Section 2.10(b)
Company SEC Reports	Section 3.4
Company Securities	Section 3.2(a)
Company Stock Plans	Section 2.10(a)
Confidentiality Agreement	Section 5.3(a)
Covered Securityholders	Section 3.13(j)

v

Cross Reference
Term	Section
D&O Policy	Section 5.7(b)
Dissenting Shareholder	Section 2.11(a)
Dissenting Shares	Section 2.11(a)
Effective Time	Section 2.2
Election	Section 1.1(b)
Employee Plans	Section 3.13(a)
Employment Agreements	Section 3.13(b)
Environmental Claim	Section 3.15(a)
Environmental Laws	Section 3.15(a)
ERISA	Section 3.13(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 2.9(a)
Expenses	Section 7.3(a)(ii)(x)
Expiration Date	Section 1.1(h)
fully diluted basis	Section 8.7(d)
GAAP	Section 3.1(b)
Governmental Entity	Section 3.8
Hazardous Material	Section 3.15(f)
HSR Act	Section 3.8
Indemnified Liabilities	Section 5.7(a)
Indemnified Persons	Section 5.7(a)
Independent Incumbent Directors	Section 1.3(a)
Intellectual Property	Section 3.17(a)
knowledge	Section 8.7(e)
Liabilities	Section 3.5
Lien	Section 3.2(b)
LTCIP	Section 3.13(e)
Material Contracts	Section 3.23(a)
Maximum Cash Consideration	Section 1.1(c)
Merger	Recitals
Mergers	Recitals
Merger Consideration	Section 2.8(c)
Minimum Condition	Section 1.1(a)
Mixed Election	Section 1.1(b)
No Election Share	Section 1.1(b)
NYSE	Section 1.3(a)
Offer	Recitals
Offer Documents	Section 1.1(g)
Old Plans	Section 5.9(c)
Outside Date	Section 7.1(b)
Outstanding Shares	Section 3.2(a)
Parent	Preamble
Parent Common Stock	Section 1.1(b)
Parent Deferred Equity Unit	Section 2.10(c)
Parent Disclosure Schedule	Article 4
Parent Material Adverse Effect	Section 4.1(b)

Cross Reference
Term	Section
Parent Permits	Section 4.11
Parent Plans	Section 5.9(c)
Parent Restricted Shares	Section 2.10(c)
Parent Rights	Section 4.2(a)
Parent SEC Reports	Section 4.4(a)
Parent Securities	Section 4.2(a)
Per Share Cash Election Consideration	Section 1.1(b)
Per Share Mixed Election Cash Amount	Section 1.1(b)
Per Share Mixed Election Consideration	Section 1.1(b)
Per Share Stock Election Consideration	Section 1.1(b)
person	Section 8.7(f)
principal executive officer	Section 3.7(a)
principal financial officer	Section 3.7(a)
Preliminary Prospectus	Section 1.1(g)
Proxy Statement	Section 3.6
Qualified Plans	Section 3.13(d)
Release	Section 3.15(f)
Rights	Section 3.2(a)
Rights Plan	Section 3.2(a)
Rollover Company Options	Section 2.10(a)
S-4	Section 1.1(g)
Schedule 14D-9	Section 1.2(b)
SEC	Section 1.1(g)
Second Merger	Recitals
Securities Act	Section 1.1(g)
Shares	Recitals
SOX	Section 3.7(a)
Shareholders’ Meeting	Section 5.4
Stock Proration Amount	Section 1.1(d)
subsidiary	Section 8.7(g)
Superior Proposal	Section 5.3(b)
Surviving Corporation	Section 2.1
Tax	Section 3.16(a)(i)
Tax Return	Section 3.16(a)(ii)
TBCA	Section 1.2(a)
Termination Fee	Section 7.3(a)(ii)(x)
Third Party	Section 5.3(b)
Third Party Acquisition	Section 5.3(b)
Top-Up Consideration	Section 1.4(b)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 3, 2008, is among W-H Energy Services, Inc., a Texas corporation (the “Company”), Smith International, Inc., a Delaware corporation (“Parent”), and Whitehall Acquisition Corp., a Texas corporation and a wholly owned subsidiary of Parent (“Acquisition”).
     WHEREAS, the board of directors of the Company (the “Company Board”) has, in light of and subject to the terms and conditions set forth herein, unanimously (i) deemed this Agreement and the transactions contemplated hereby, including the Offer and the Mergers, to be in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Mergers, in all respects and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and that the shareholders of the Company approve and adopt this Agreement and the Mergers;
     WHEREAS, in furtherance thereof, it is proposed that Acquisition shall commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) in which each Share together with the associated Right (as defined below) accepted by Acquisition in accordance with the terms of the Offer will be exchanged for the following consideration from Acquisition, subject to the adjustments set forth in Section 1.1(c), (d) and (e), at the election of the holder of such Share: (i) for each Share with respect to which a Mixed Election has been made, the Per Share Mixed Election Consideration, (ii) for each Share with respect to which a Cash Election has been made, the Per Share Cash Election Consideration and (iii) for each Share with respect to which a Common Stock Election has been made, the Per Share Stock Election Consideration (each as defined in Section 1.1(b));
     WHEREAS, the Company has agreed, on the terms and subject to the conditions of this Agreement, that following the purchase of Shares in the Offer, Acquisition will be merged with and into the Company with the Company as the surviving corporation, as described in Article 2 of this Agreement (the “Merger”);
     WHEREAS, as soon as practicable following the Merger, Parent shall cause the Surviving Corporation (as defined in Section 2.1) to be merged with and into a wholly-owned limited liability company subsidiary of Parent (the “Second Merger” and, together with the Merger, the “Mergers”), with such subsidiary surviving the Second Merger as a wholly-owned subsidiary of Parent; and
     WHEREAS, for United States federal income tax purposes, it is intended that the Offer, taken together with the Mergers, qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:
ARTICLE 1
THE OFFER
          SECTION 1.1. The Offer.
     (a) Provided that this Agreement shall not have been terminated in accordance with Article 7 and none of the events or conditions set forth in Annex A shall have occurred, as promptly as reasonably practicable (but in no event later than 20 days after the date hereof), Parent shall cause Acquisition to commence, and Acquisition shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer. In the Offer, each Share together with the associated Right, accepted by Acquisition in accordance with the terms of the Offer shall, subject to the adjustments set forth in Section 1.1(c), (d) and (e), be exchanged for the right to receive from Acquisition, at the election of the holder of such Share pursuant to Section 1.1(b): (X) the Per Share Mixed Election Consideration, (Y) the Per Share Stock Election Consideration or (Z) the Per Share Cash Election Consideration, plus, in the case of (X) or (Y), cash in lieu of fractional Shares of Parent Common Stock in accordance with Section 1.1(e), without interest. Parent shall cause Acquisition to accept for payment, and Acquisition shall accept for payment, Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as practicable following the Expiration Date. The obligation of Acquisition to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (1) the condition that the sum of the number of Shares validly tendered and not withdrawn shall be at least 66 2/3% of the Shares outstanding on a fully diluted basis (the “Minimum Condition”) and (2) the other conditions set forth in Annex A hereto. Acquisition expressly reserves the right to increase the amount of consideration payable in the Offer and to waive any condition of the Offer, except the Minimum Condition. Without the prior written consent of the Company, Acquisition shall not decrease the amount of consideration payable in the Offer or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer, reduce the time period during which the Offer shall remain open or waive the Minimum Condition. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered in the Offer.
     (b) Subject to Sections 1.1(c), (d) and (e), each holder of Shares shall be entitled to elect to specify (i) the number of Shares as to which such holder desires to make a Mixed Election, (ii) the number of Shares as to which such holder desires to make a Cash Election and (iii) the number of Shares as to which such holder desires to make a Common Stock Election. Each Share with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been validly made and not revoked or lost shall be exchanged for the combination (which combination shall hereinafter be referred to as the “Per Share Mixed Election Consideration”) of (A) $56.10 in cash, without interest (the “Per Share Mixed Election Cash Amount”) and (B) 0.48 shares of the common stock, par value $1.00 per share, of Parent, together with the associated preferred share purchase rights (the “Parent Common Stock”). Each Share with respect to which an election to receive cash (a “Cash Election”) has been validly made and not revoked or lost shall be exchanged for $93.55 in cash, without interest (the “Per Share Cash Election Consideration”), subject to adjustment in accordance with Section 1.1(c). Each Share with respect to which an election to receive stock (a “Common Stock Election”) has been validly made and not revoked or lost shall be exchanged for 1.199 shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Per Share Stock Election Consideration”), subject to adjustment in accordance with Section 1.1(d). Any Shares which are validly tendered in the Offer and not withdrawn, and which are not the subject of a valid Election (each such Share, a “No Election Share”), shall be treated in accordance with Section 1.1(f). Any Mixed Election, Cash Election or Common Stock Election shall be referred to herein as an “Election.” All Elections shall be made on a form furnished by Acquisition for that purpose, which form may be part of the letter of transmittal accompanying the Offer. In order to be deemed an effective Election, any such Forms of Election must be delivered to Acquisition together with any Shares validly tendered on or prior to the Expiration Date. Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders.
     (c) In the event that, after all Elections are taken into account, the aggregate Per Share Cash Election Consideration attributable to the Cash Elections would be in excess of the Available Cash Election Consideration, then (i) for each Cash Election, the number of Shares (or fractions thereof) that shall be exchanged for the Per Share Cash Election Consideration shall be the total number of Shares subject to such Cash Election multiplied by the Cash Proration Factor and (ii) all Shares (or fractions thereof) subject to a Cash Election, other than that number exchanged for the Per Share Cash Election Consideration in accordance with this Section 1.1(c), shall be exchanged for the Per Share Stock Election Consideration. The “Cash Proration Factor” means a fraction (x) the numerator of which shall be the Available Cash Election Consideration and (y) the denominator of which shall be the product of the aggregate number of Shares subject to Cash Elections multiplied by the Per Share Cash Election Consideration. The maximum aggregate amount of cash consideration to be paid pursuant to the Offer and the Merger shall be $1,636,156,000 (such amount, the “Maximum Cash Consideration”); provided that in no event shall the Maximum Cash Consideration exceed the product of the number of Shares issued and outstanding (other than (1) Shares owned by Parent, Acquisition, the Company or any of their respective wholly owned subsidiaries, (2) Company Restricted Shares and (3) Shares acquired pursuant to Company Options that vest at the time contemplated by Section 2.10) immediately prior to the Expiration Date and the Per Share Mixed Election Cash Amount. The “Available Cash Election Consideration” means the excess of (i) the product of (A) the Maximum Cash Consideration and (B) the quotient of the number of Shares validly tendered and not withdrawn in the Offer over the number of Shares issued and outstanding as of the Expiration Date over (ii) the sum of (I) the Aggregate Fractional Share Consideration, (II) any amounts that Parent and the Company reasonably believe may become payable to Dissenting Shareholders in accordance with Section 2.11 and (III) the product of (x) the Per Share Mixed Election Cash Amount and (y) the number of Shares validly tendered and not withdrawn in the Offer for which a Mixed Election was made.
     (d) In the event that after all Elections are taken into account, the Available Cash Election Consideration would exceed the aggregate Per Share Cash Election Consideration attributable to the Cash Elections, then (i) the number of Shares (or fractions thereof) subject to Common Stock Elections that shall be exchanged for the Per Share Stock Election Consideration shall be the excess of the total number of Shares subject to Common Stock Elections over the Stock Proration Amount and (ii) all Shares (or fractions thereof) subject to an actual or deemed Common Stock Election, other than that number exchanged for the Per Share Stock Election Consideration in accordance with this Section 1.1(d), shall be exchanged for the Per Share Cash Election Consideration. The number of Shares subject to a Common Stock Election which shall be exchanged for the Per Share Stock Election Consideration in accordance with the immediately preceding sentence shall be allocated pro rata to the holders of such Shares, such that each holder who tenders Shares subject to Common Stock Elections bears its proportionate share of the proration based on the percentage of the total Shares tendered subject to a Common Stock Election by such holder. The “Stock Proration Amount” means the quotient of (x) the excess of the Available Cash Election Consideration over the aggregate Per Share Cash Election Consideration attributable to the Cash Elections divided by (y) the Per Share Cash Election Consideration.
     (e) No fractional share of Parent Common Stock shall be issued in the Offer or the Merger, and each person that would otherwise be entitled to receive a fractional share shall receive, in lieu thereof, without interest, cash in the amount of such fraction multiplied by the Per Share Cash Election Consideration (the aggregate amount of cash required to be paid in lieu of fractional shares of Parent Common Stock, the “Aggregate Fractional Share Consideration”).
     (f) Each No Election Share shall be deemed to be tendered subject to the following Elections:
               (i) In the event that after all Elections are taken into account, the aggregate Per Share Cash Election Consideration attributable to the Cash Elections would be in excess of the Available Cash Election Consideration, any No Election Shares will be deemed tendered subject to a Common Stock Election;
               (ii) In the event that after all Elections are taken into account, the Available Cash Election Consideration would exceed the aggregate Per Share Cash Election Consideration attributable to the Cash Elections such that proration of Common Stock Elections occurs pursuant to Section 1.1(d), any No Election Shares will be deemed tendered subject to a Cash Election; provided that if deeming all No Election Shares to be tendered subject to a Cash Election would result in the aggregate Per Share Cash Election Consideration to be greater than the Available Cash Election Consideration, then any No Election Shares will be deemed tendered pro rata in part subject to a Cash Election and in part subject to a Common Stock Election such that after giving effect to such deemed Cash Elections and Common Stock Elections, no proration of Common Stock Elections occurs; and
               (iii) If no proration occurs, any No Election Shares will be deemed tendered in part subject to a Cash Election and in part subject to a Common Stock Election to the extent necessary so as to cause the aggregate Per Share Cash Election Consideration to be equal to the Available Cash Election Consideration after taking into account the Cash Elections and Common Stock Elections made by those Company shareholders who affirmatively made Elections in the Offer. Any remaining available cash and Parent Common Stock allocated pursuant to this clause (iii) will be allocated on a pro rata basis among the No Election Shares, such that each such No Election Share is exchanged for the same proportion of cash and Parent Common Stock.
     (g) Acquisition shall, and Parent shall cause Acquisition to, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include or incorporate by reference all or part of the Preliminary Prospectus, the offer to exchange, a summary advertisement and a form of transmittal letter relating to the Offer (together with any supplements or amendments thereto, collectively the “Offer Documents”). Promptly thereafter, Parent and Acquisition shall cause the Offer Documents to be disseminated to holders of Shares. The Offer Documents and the filing and dissemination thereof will comply in all material respects with the provisions of applicable federal securities laws. Concurrently with the filing of the Offer Documents, Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of Parent Common Stock pursuant to the Offer (the “S-4”). The S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the “Preliminary Prospectus”). The information provided and to be provided by the Company, Parent and Acquisition for use in the S-4 or the Offer Documents shall not, on the date filed with the SEC and on the date first published or sent or given to the Company’s shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the S-4 or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Acquisition further agrees to, and Parent shall cause Acquisition to, take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on each of the Offer Documents and the S-4 (including each amendment or supplement thereto) before it is filed with the SEC (to which Parent and Acquisition shall give reasonable and good faith consideration). Parent and Acquisition shall provide the Company, in writing, any comments (written or oral) which Parent, Acquisition or their counsel may receive from the SEC or its staff with respect to the Offer Documents or the S-4 as promptly as practicable after receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review and provide comments on any such comments and proposed responses (to which Parent and Acquisition shall give reasonable and good faith consideration).
     (h) Subject to the terms and conditions thereof, the Offer shall remain open until at least midnight, New York City time, on the twentieth business day (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the date the Offer is commenced (the initial “Expiration Date,” and any expiration time and date established pursuant to an authorized extension of the Offer, as so extended, also an “Expiration Date”); provided, however, Acquisition shall have the right, in its sole discretion, but shall not be obligated to: (i) from time to time extend the Offer for one or more periods, if at the scheduled Expiration Date any of the conditions of the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived to the extent permitted by this Agreement; (ii) extend the

Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; or (iii) from time to time extend the Offer, if, at the scheduled Expiration Date less than 90% of the number of Shares then outstanding on a fully diluted basis have been validly tendered and not withdrawn. In no event shall Acquisition be required to, or shall Parent be required to cause Acquisition to, extend the Offer beyond the Outside Date (as hereinafter defined) and in no such event shall Acquisition extend the Offer beyond the Outside Date without the consent of the Company. Parent and Acquisition shall comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, Acquisition shall, and Parent shall cause Acquisition to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer promptly following the acceptance of such Shares for payment pursuant to the Offer and this Agreement.
          SECTION 1.2. Company Action.
     (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, unanimously (i) deemed this Agreement and the transactions contemplated hereby, including the Offer and the Mergers, to be in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Mergers, in all respects and such approval constitutes approval of the Offer, this Agreement and the Mergers for purposes of Article 13 of the Texas Business Corporation Act (the “TBCA”) and (iii) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares thereunder to Acquisition and that the shareholders of the Company approve and adopt this Agreement and the Mergers; provided, that such recommendation may be withdrawn, modified or amended only to the extent permitted by Section 5.3. The Company consents to the inclusion of such recommendation and approval in the Offer Documents.
     (b) The Company hereby agrees to file with the SEC on the date that Parent and Acquisition file the Offer Documents pursuant to Section 1.1(g), a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) containing the recommendation described in Section 1.2(a). The Company agrees to use its reasonable best efforts to mail such Schedule 14D-9 to the shareholders of the Company concurrently with the mailing of the Offer Documents. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Acquisition in writing for inclusion in the Schedule 14D-9. The Company, Parent and Acquisition each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including each amendment or supplement thereto) before it is filed with the SEC (to which the Company shall give reasonable and good faith consideration). The Company shall provide Parent and Acquisition, in writing, any comments (written or oral) which the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review and provide comments on any such comments and proposed responses (to which the Company shall give reasonable and good faith consideration).
     (c) In connection with the Offer, the Company will promptly furnish Parent and Acquisition with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.
          SECTION 1.3. Board of Directors and Committees; Section 14(f).
     (a) Promptly upon the acceptance for payment by Acquisition, Parent or any of their affiliates of Shares pursuant to and in accordance with the terms of the Offer and from time to time thereafter, and subject to the last sentence of this Section 1.3(a), Acquisition shall be entitled to designate up to such number of directors, rounded up to the nearest whole number constituting at least a majority of the directors, on the Company Board as will give Acquisition representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares, and the Company shall, upon request by Acquisition, promptly, at the Company’s election, take all actions necessary, including increasing the size of the Company Board or securing the resignation of such number of directors, to enable Acquisition’s designees to be appointed to the Company Board and to cause Acquisition’s designees to be so appointed (the date on which the majority of the Company’s directors are designees of Acquisition that have been effectively appointed to the Company Board in accordance herewith, the “Board Appointment Date”). At such times, the Company will cause persons designated by Acquisition to constitute a majority of each committee of the Company Board, other than any committee of the Company Board established to take action under this Agreement. Notwithstanding the foregoing, the Company shall use all reasonable efforts to ensure that at least three of the members of the Company Board as of the date hereof who qualify as independent directors for purposes of the continued listing requirements of the New York Stock Exchange LLC. (the “NYSE”) and SEC rules and regulations (such directors, the “Independent Incumbent Directors”) and who are reasonably satisfactory to Acquisition shall remain members of the Company Board until the Effective Time. If the number of Independent Incumbent Directors is reduced below three prior to the Effective Time, the remaining Independent Incumbent Directors (or if there is only one such director, that remaining director) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies) (provided each such person meets the independence requirements of the rules and regulations of the SEC and the NYSE and such director (or directors) shall be deemed to be an Independent Incumbent Director (or Independent Incumbent Directors) for purposes hereof.
     (b) The Company’s obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Acquisition will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section and Rule.
     (c) Following the election or appointment of Acquisition’s designees pursuant to this Section 1.3 and prior to the Effective Time, if there shall be any Independent Incumbent Directors, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition or waiver of any of the Company’s rights hereunder, or any amendment of this Agreement, or other action adversely affecting the rights of shareholders of the Company to receive the Merger Consideration (other than Parent or Acquisition), will require the concurrence of a majority of such Independent Incumbent Directors.
          SECTION 1.4. Top-Up Option.
     (a) The Company hereby grants to Parent and Acquisition an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Per Share Cash Election Consideration, up to such number of Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent and Acquisition and any wholly owned subsidiary of Parent or Acquisition immediately prior to the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the number of Shares that will be outstanding on a fully diluted basis immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Parent or Acquisition, in whole or in part, at any time on or after the Expiration Date; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no judgment, injunction, order or decree of any Governmental Entity shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (ii) the issuance of the Top-Up Option Shares will not cause the Company to have more Shares outstanding than are authorized by the Restated Articles of Incorporation of the Company, and (iii) Acquisition has accepted for payment all Shares validly tendered in the Offer and not withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.
     (b) The Company shall, as soon as practicable following receipt of notice from Parent or Acquisition, as the case may be, of their intent to exercise of the Top-Up Option, notify Parent and Acquisition of the number of Shares then outstanding. The closing of the purchase of the Top-Up Option Shares will take place at a time and on a date to be specified by Parent or

Acquisition, which shall be no later than one business day after the exercise of the Top-Up Option, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is specified by Parent or Acquisition. Parent or Acquisition, as the case may be, shall pay the Company an amount equal to the Per Share Cash Election Consideration multiplied by the number of Top-Up Option Shares specified by Parent (the “Top-Up Consideration”), and the Company shall, at Parent’s or Acquisition’s request, cause to be issued to Parent or Acquisition a certificate representing the Top-Up Option Shares. The Top-Up Consideration may be paid by Acquisition or Parent by executing and delivering to the Company a promissory note having a principal amount equal to the aggregate cash purchase price for the Top-Up Shares. Any such promissory note shall bear interest at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.
ARTICLE 2
THE MERGER
          SECTION 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the TBCA, at the Effective Time, Acquisition shall be merged with and into the Company in the Merger. Following the Merger, the Company shall continue its corporate existence under the laws of the State of Texas as the surviving corporation (the “Surviving Corporation”) and a subsidiary of Parent and the separate corporate existence of Acquisition shall cease.
          SECTION 2.2. Effective Time. The term “Effective Time” shall mean the time of and date on which the Secretary of State of the State of Texas issues a certificate of merger in accordance with Article 5.05 of the TBCA following the filing of properly executed and certified articles of merger relating to the Merger (“Articles of Merger”), or such other time and date as is permissible in accordance with the TBCA and as the Company and Parent may agree.
          SECTION 2.3. Closing of the Merger. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the third business day after satisfaction or valid waiver of the latest to occur of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.
          SECTION 2.4. Effects of the Merger. The Merger shall have the effects set forth in the TBCA and other applicable law.
          SECTION 2.5. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended to read the same as the

Articles of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law and such Articles of Incorporation, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation shall be W-H Energy Services, Inc.” At the Effective Time, the Bylaws of the Surviving Corporation shall be amended to read the same as the Bylaws of Acquisition, as in effect immediately prior to the Effective Time, until amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.
          SECTION 2.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.
          SECTION 2.7. Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.
          SECTION 2.8. Conversion of Shares in the Merger.
     (a) At the Effective Time, each Share held by the Company as treasury stock, or owned by Parent or any of its subsidiaries, immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto. Each Share owned by any direct or indirect wholly owned subsidiary of the Company shall be converted into the right to receive the Per Share Stock Election Consideration. The Per Share Stock Election Consideration paid pursuant to this Section 2.8(a) shall not be subject to, or otherwise taken into account, in calculating adjustments under Section 1.1. Unless the context otherwise requires, each reference in this Agreement to the Shares shall include the associated Rights.
     (b) At the Effective Time, each share of common stock of Acquisition outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     (c) At the Effective Time, except as otherwise provided in Sections 2.8(a) or 2.8(d) or Section 2.11, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Mixed Election Consideration, without interest (the “Merger Consideration”, which term shall include any adjustments made pursuant to Section 2.8(d)). The Merger Consideration shall not be subject to, or otherwise taken into account in calculating adjustments under Section 1.1.
     (d) In the event that the sum of (i) the aggregate cash consideration to be paid pursuant to the Merger (after taking into account the cash consideration paid to holders of Shares pursuant to the Offer), including the Aggregate Fractional Share Consideration, if any, and any amounts that Parent reasonably believes may be due to Dissenting Shareholders, (ii) any other cash amounts paid to or on behalf of any holder of Shares in connection with the Offer or the Merger, and (iii) any other amounts that are treated as other property or money received in the exchange for purposes of Section 356 of the Code (or would be so treated if a holder of Shares also had received Parent Stock) (the “Aggregate Cash Consideration”), exceeds the Maximum Cash Amount, the Merger Consideration shall be adjusted to increase the Parent Common Stock portion thereof and decrease the cash portion thereof to the extent necessary so as to cause the Aggregate Cash Consideration to not exceed the Maximum Cash Consideration. It is intended that any such adjustment be made in a manner that preserves the existence of “fixed consideration” for purposes of Treasury Regulation §1.368-1T(e)(2).
          SECTION 2.9. Payment of Merger Consideration in the Merger.
     (a) From time to time following the Effective Time, as necessary to satisfy the requirements of Section 2.9(b), Parent shall deliver to such agent or agents as may be appointed by Parent and reasonably satisfactory to the Company (the “Exchange Agent”) for the benefit of the holders of Shares, (i) such number of certificates of Parent Common Stock representing the shares of Parent Common Stock to be issued pursuant to Section 2.8 and (ii) immediately available funds in an amount not less than the portion of the cash payable pursuant to Section 2.8 to holders of the Shares (other than Dissenting Shares) outstanding immediately prior to the Effective Time.
     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to effect such transfer and by evidence that any applicable stock transfer Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.9. Holders of Shares in book-entry form will be entitled to receive upon delivery to the Paying Agent of a properly completed letter of transmittal, the Merger Consideration payable for each Share held by such holders in book-entry form.
     (c) In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Agreement;

provided, however, that Parent or its Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity up to the maximum amount of the Merger Consideration to be paid in respect of such Certificate.
     (d) All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record and payment date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.
     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.9(a) which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Parent upon demand and any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for the Merger Consideration.
     (f) Notwithstanding anything herein to the contrary, none of Parent, Acquisition, the Company or any other person shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any Merger Consideration remaining unclaimed as of the date that is immediately prior to such time as such Merger Consideration would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interests of any person previously entitled thereto.
     (g) No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Shares until such Shares are surrendered as provided in this Section 2.9. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.
     (h) Each of Parent, Acquisition and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign law. To the extent that amounts are so deducted or withheld by Parent, Acquisition or the Exchange Agent, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such withholding was made.
          SECTION 2.10. Stock Options and Restricted Shares in the Merger.
     (a) By virtue of the consummation of the Offer, and without any action on the part of the holders thereof, each option to purchase Shares granted under the 1997 Stock Option Plan, as restated effective as of May 12, 2004, or the 2006 Stock Awards Plan, effective as of May 10, 2006 (collectively, the “Company Stock Plans”), or pursuant to an individual award agreement, in each case that is outstanding immediately prior to the consummation of the Offer (each, a “Company Option” collectively, the “Company Options”), to the extent outstanding and unvested at the consummation of the Offer, shall vest in full immediately prior to the consummation of the Offer (or, to the extent required, at such earlier time as shall be administratively necessary in order to allow such holders to participate in the Offer). Each Company Option that is outstanding as of immediately prior to the Effective Time shall be assumed by Parent as of the Effective Time and converted into an option (an “Adjusted Parent Option”) to purchase, on the same terms and conditions as applied to each such Company Option immediately prior to the Effective Time, the number of whole shares of Parent Common Stock that is equal to the number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Per Share Stock Election Consideration (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole penny) equal to the per-Share exercise price of such Company Option divided by the Per Share Stock Election Consideration. Following the Effective Time, each Adjusted Parent Option shall continue to be governed by the same terms and conditions as were applicable to the corresponding Company Option immediately prior to the Effective Time, other than as described in this Section 2.10(a).
     (b) Holders of any restricted Shares granted under a Company Stock Plan or pursuant to an individual restricted stock award agreement (the “Company Restricted Shares”) shall be entitled to tender such Company Restricted Shares in the Offer notwithstanding the transfer restrictions applicable thereto at the time of such tender, in the same manner as any other outstanding Shares. Any Company Restricted Shares that are not validly tendered and accepted for exchange in the Offer and which are outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Mixed Election Consideration in the Merger pursuant to Sections 2.8 and 2.9 in the same manner as any other Shares which are outstanding immediately prior to the Effective Time. The Company will take such actions as are necessary to terminate the transfer restrictions applicable to such Company Restricted Shares contemporaneously with the acceptance for payment of Shares in the Offer or at the Effective Time of the Merger, as the case may be.
     (c) The Company and Parent agree that prior to the Effective Time each of the Company Stock Plans shall be amended, to the extent possible without requiring shareholder approval of such amendments, (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including the conversion of the Company Options pursuant to paragraph (a) above and the substitution of Parent for the Company thereunder to the extent appropriate to effectuate the transactions described in such paragraph and, to the extent determined by Parent, the assumption of such arrangements by Parent, (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the Effective Time, and (iii) notwithstanding the preceding clauses (i) and (ii), if and to the extent Parent so instructs the Company and subject to compliance with applicable law and the terms of each applicable arrangement, to terminate any or all Company Stock Plans effective immediately prior to the Effective Time (other than with respect to outstanding awards thereunder)..
     (d) The Company and Parent agree prior to the Effective Time to adopt resolutions of the Company Board or the Board of Directors of Acquisition or Parent, if and to the extent necessary, to exempt from the applicability of the short swing profit provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, including in accordance with Rule 16b-3(e) promulgated thereunder, the treatment described hereunder of any awards under the Company Stock Plans, including any Company Options, Adjusted Parent Options or Company Restricted Shares, by virtue of the Merger or this Agreement.
          SECTION 2.11. Dissenting Shares in the Merger.
     (a) Notwithstanding anything to the contrary herein, each Share outstanding immediately prior to the Effective Time and held by a holder which has perfected and not withdrawn or lost its right to dissent with respect to such Share under Article 5.12 or 5.16, as applicable, of the TBCA (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by Article 5.12 or 5.16, as applicable, of the TBCA. The Company shall give Parent prompt notice upon receipt by the Company of any demand for payment pursuant to Articles 5.11 and 5.12 of the TBCA and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand, a “Dissenting Shareholder”), and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by Parent, and the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.
     (b) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Articles 5.11 or 5.16, as applicable, of the TBCA at or prior to the Effective Time, each of such holder’s Shares shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

          SECTION 2.12. Second Merger. As soon as practicable following the Merger, Parent shall cause the Surviving Corporation to be merged with and into a wholly owned limited liability company that is disregarded as an entity separate from Parent for federal income tax purposes, with such subsidiary (the “Ultimate Surviving Company”) surviving the Second Merger as a wholly owned subsidiary of Parent.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     As an inducement for Parent and Acquisition to enter into this Agreement, the Company hereby makes the following representations and warranties to Parent and Acquisition, understanding that in doing so, Parent and Acquisition are relying hereon; provided, however, that such representations and warranties shall be subject to and qualified by the Disclosure Schedule delivered by the Company to Parent as of the date hereof (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein (it being understood that (i) the disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Company Material Adverse Effect).
          SECTION 3.1. Organization and Qualification; Subsidiaries.
     (a) Section 3.1 of the Company Disclosure Schedule identifies each subsidiary of the Company and its respective jurisdiction of incorporation or organization, as the case may be. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore made available to Acquisition or Parent accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of the Company and its subsidiaries.
     (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. “Company Material Adverse Effect” means, with respect to the Company, any fact, circumstance, occurrence, event, development, change or condition (i) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company, Parent or Acquisition to perform its obligations under this Agreement and to consummate the transactions contemplated hereby; provided, however, that any such fact, circumstance, occurrence, event, development or change affecting, or condition having the results described in the foregoing clause (i) that results from (A) a change in law, rule or regulation, or the generally accepted accounting principles as applied in the United States (“GAAP”) or interpretations thereof that applies to both the Company and Parent, (B) general economic, market, industry or political conditions (including acts of terrorism or war or other force majeure events) and (C) any change in the Company’s stock price or trading volume (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), shall not be considered when determining whether a Company Material Adverse Effect has occurred, except, with respect to the foregoing clauses (A) and (B), to the extent that such fact, circumstance, occurrence, event, development or change disproportionately affects the Company and its subsidiaries, taken as a whole, in any material respect.
          SECTION 3.2. Capitalization of the Company and its Subsidiaries; Indebtedness.
     (a) The authorized capital stock of the Company consists of (i) 100 million Shares, of which, as of June 2, 2008, 30,699,982 Shares (not including issued and outstanding Company Restricted Shares) (the “Outstanding Shares”) (each together with a preferred share purchase right (the “Rights”) issued pursuant to the Rights Agreement dated as of May 31, 2002 (the “Rights Plan”) between the Company and Computershare Trust Company, Inc., as Rights Agent) and (ii) 10 million shares of preferred stock, par value $0.01 per share, of which, as of June 2, 2008, no Preferred Shares were issued and outstanding and 10,000 shares were designated as Series A Junior Participating Preferred Stock and were reserved for issuance under the Rights Plan. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of June 2, 2008, 527,100 Shares were available for issuance under the Company Stock Plans, 1,423,088 Shares were subject to outstanding Company Options and 260,084 Company Restricted Shares were issued and outstanding. Between December 31, 2007 and the date hereof, no shares of the Company’s capital stock have been issued other than (i) pursuant to the exercise of Company Options already in existence on December 31, 2007 and (ii) 153,000 Company Restricted Shares (net of 1,500 cancelled Company Restricted Shares) issued under Company Stock Plans, and between December 31, 2007 and the date hereof no stock options, restricted stock, stock appreciation rights, deferred equity units, restricted stock units, performance units or other stock awards have been granted except as provided in clause (ii) of this sentence. Except (i) as set forth above and (ii) for the Rights, as of June 2, 2008, there were outstanding (A) no shares of capital stock or other voting securities of the Company, (B) no securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) no options or other rights to acquire from the Company or any of its subsidiaries, and no obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (D) no equity equivalent interests in the ownership or earnings of the Company or any of its subsidiaries (collectively “Company Securities”). The Company has not issued any Company Options pertaining to Shares under any Employee Plan with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. As of the date hereof, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company. No subsidiary of the Company owns any shares of capital stock of the Company.
     (b) All of the outstanding capital stock of the Company’s subsidiaries is owned by the Company, or one of its subsidiaries, directly or indirectly, free and clear of any Lien or any other material limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided in the organizational documents of a subsidiary or as a matter of law) and except for any Liens which are incurred in the ordinary course of business. There are no securities of the Company or any of its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or any of its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance or sale, directly or indirectly, by the Company or any of its subsidiaries, of any capital stock or other ownership interests in or any other securities of any subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, “Lien” means, with respect to any asset (including without limitation any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.
     (c) The Shares and the Rights constitute the only classes of equity securities of the Company or its subsidiaries registered or required to be registered under the Exchange Act.
     (d) The Company has amended or taken other action under the Rights Plan so that none of the execution and delivery of this Agreement or consummation of the transactions contemplated hereby shall cause (i) the Rights to become exercisable, (ii) Parent or Acquisition to be deemed to be an Acquiring Person (as defined in the Rights Plan), (iii) the Shares Acquisition Date or the Distribution Date (each as defined in the Rights Plan) to occur upon any such event or (iv) any such event to be an event described in Section 11(a)(ii) or 13 of the Rights Plan, and so that the Rights Plan will expire immediately prior to the Effective Time.
     (e) Section 3.2(e) of the Company Disclosure Schedule sets forth as of the date hereof all of the outstanding indebtedness for borrowed money (other than intercompany indebtedness) of, and all of the outstanding guarantees of indebtedness for borrowed money (other than intercompany indebtedness) of any person by, the Company or any of its subsidiaries.
          SECTION 3.3. Authority Relative to this Agreement; Recommendation; Takeover Laws.
     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this

Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of 66 2/3% of the outstanding Shares, if required by applicable law. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Acquisition, constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms.
     (b) The Company Board, at a meeting duly called and validly held, has, subject to the terms and conditions set forth herein, (i) deemed this Agreement and the transactions contemplated hereby, including the Offer and the Merger, to be in the best interests of the shareholders of the Company, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of Article 13 of the TBCA and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and that the shareholders of the Company approve and adopt this Agreement and the Merger to the extent required by applicable law (the “Company Recommendation”). Other than to the extent expressly permitted by Section 5.3(c), the Company Board has not rescinded, modified or withdrawn such resolutions in any way.
     (c) The Company Board has taken all action required to be taken by them in order to exempt the Offer, the Mergers, this Agreement and the other transactions contemplated hereby from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other form of anti-takeover laws and regulations enacted under state, federal or other laws (including Article 13 of the TBCA) that may purport to be applicable to the Offer, the Mergers, this Agreement and the other transactions contemplated hereby.
          SECTION 3.4. SEC Reports; Financial Statements.
     (a) The Company has filed all required schedules, forms and reports (“Company SEC Reports”) with the SEC since December 31, 2004, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such schedules, forms and reports were filed. None of such Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein, or necessary, in order to make the statements therein in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company SEC Reports and the unaudited consolidated financial statements contained in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC. None of the subsidiaries of the Company is, or have at any time since December 31, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
     (b) The Company has heretofore made available or promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.
          SECTION 3.5. No Undisclosed Liabilities. The Company and its subsidiaries do not have any direct or indirect obligation or liability of any nature, whether accrued, contingent or otherwise (the “Liabilities”) other than (a) Liabilities fully and adequately reflected in or reserved against on the most recent financial statements of the Company included in the Company SEC Reports filed with the SEC prior to the date of this Agreement, (b) Liabilities incurred since December 31, 2007 in the ordinary course of business that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (c) Liabilities that have been discharged or paid in full in the ordinary course of business, (d) Liabilities that are incurred in connection with the transactions contemplated by this Agreement or (e) obligations to perform pursuant to the terms of a Material Contract.
          SECTION 3.6. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading and (ii) the proxy statement relating to the meeting of the Company’s shareholders to be held in connection with the Merger (the “Proxy Statement”), if any, will, at the date the Proxy Statement is mailed to shareholders of the Company or at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          SECTION 3.7. Internal Controls and Procedures.
     (a) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the

Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any “extensions of credit” (within the meaning of Section 402 of SOX) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its subsidiaries.
     (b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.7(c) of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     (d) Since December 31, 2004, (i) neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

          SECTION 3.8. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), foreign antitrust laws and the filing and recordation of the Articles of Merger as required by the TBCA, respectively, no filing with or notice to and no permit, authorization, consent or approval of any court or tribunal, or administrative governmental or regulatory or self-regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
          SECTION 3.9. No Default. None of the Company or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) its Articles of Incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
          SECTION 3.10. Absence of Changes. Since December 31, 2007, (a) the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with their past practice, there have not been any events, changes or effects with respect to the Company or any of its subsidiaries that has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) from such date until the date hereof there has not been any action taken or committed to be taken by the Company or any subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Sections 5.1(j), (k), (l), (o) or (p).

          SECTION 3.11. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which has had, or would reasonably be expected to have, a Company Material Adverse Effect. None of the Company or any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that has had, or would reasonably be expected to have, a Company Material Adverse Effect.
          SECTION 3.12. Compliance with Applicable Law. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”) except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure so to comply has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened nor has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
          SECTION 3.13. Employee Benefit Plans.
     (a) Section 3.13(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, employment, change of control and other similar fringe or employee benefit plans, programs, agreements or arrangements, whether or not written, maintained or contributed to by the Company or any of its subsidiaries for the benefit of or relating to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof, excluding plans, programs, agreements and arrangements under which the Company and its subsidiaries have no remaining obligations (together, “Employee Plans”). The Company has made available to Parent a copy of the documents and instruments governing each such Employee Plan. No event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its subsidiaries would be subject to any material liability with respect to any Employee Plans under the terms thereof, ERISA, the Code or any other applicable law, including, without limitation, any liability under Title IV of ERISA, other than for the provision of benefits in accordance with the terms thereof. There does not now exist, nor do any circumstances exist that reasonably could result in, any material liability of the Company or any of its subsidiaries (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v)

under corresponding or similar provisions of foreign laws or regulations, in each case in respect of, or relating to, any employee benefit plan, policy or arrangement which is not an Employee Plan.
     (b) Section 3.13(b) of the Company Disclosure Schedule sets forth a list of (i) all employment agreements with employees of the Company or any of its subsidiaries that (x) provide for a base salary of $150,000 or greater or (y) contain change of control or similar provisions; and (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual payments in an amount exceeding $200,000 ((i) and (ii) collectively, the “Employment Agreements”). The Company has made available to Parent copies of all Employment Agreements.
     (c) No Employee Plan provides life, health, medical or other welfare benefits to former employees or consultants of the Company or any of its subsidiaries other than pursuant to Section 4980B of the Code, Part 6 of Title I of ERISA, or applicable state law at no cost to the Company or any of its subsidiaries.
     (d) No Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.  Section 3.13(d) of the Company Disclosure Schedule identifies each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked (or, if a Qualified Plan is documented on a prototype, such prototype has been approved by the Internal Revenue Service), and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the tax-exempt status of any related trust.  All material contributions required to be made to any Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Employee Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the Company’s financial statements.
     (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries, or result in any limitation on the right of the Company or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from, any Employee Plan or related trust or any Employment Agreement. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as contemplated by Sections 2.10 and 5.9, neither the Company Board nor any committee thereof has taken any actions or used any discretion to accelerate the vesting or payment of any compensation or benefit under any Employee Plan or any award agreement made thereunder in connection with, or as a result of, the consummation of the transactions contemplated hereby, including, without limitation, pursuant to Section 3.6 of the Company’s Long Term Cash Incentive Plan, effective January 1, 2006, as amended January 1, 2008 (the “LTCIP”), pursuant to Section VIII.(c) of the Company’s 1997 Stock Option Plan as restated, effective as of May 12, 2004 and Section 11(a) of the Company’s 2006 Stock Awards Plan, effective as of May 10, 2006.
     (f) No Employee Plan is a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
     (g) All Employee Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained materially in accordance with all applicable requirements of law, (ii) if they are intended to qualify for special Tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
     (h) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated based on a good faith, reasonable interpretation of Section 409A of the Code and the authorities thereunder.
     (i) The Company and its subsidiaries have complied in all material respects with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws.
     (j) The parties acknowledge that certain payments have been made or are to be made, and certain benefits have been granted or are to be granted, according to employment compensation, severance, Employment Agreements and other Employee Benefit Plans (collectively, the “Arrangements”) to certain holders of Shares and other securities of the Company (the “Covered Securityholders”). All such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the compensation committee thereof or its independent directors.
          SECTION 3.14. Employees; Labor Matters.
     (a) Neither the Company nor any of its subsidiaries is party to, bound by, or in the process of negotiating a collective bargaining agreement or similar labor-related agreement or understanding.

     (b) None of the employees of the Company or any of its subsidiaries are represented by a labor union or other labor organization and, to the knowledge of the Company, (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of the Company or any of its subsidiaries, (ii) no demand for recognition of any employees of the Company or any of its subsidiaries has been made by or on behalf of any labor union or labor organization in the past three (3) years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of the Company or any of its subsidiaries or group of employees of the Company or any of its subsidiaries with any labor relations board or commission seeking recognition of a collective bargaining representative in the past three (3) years.
     (c) There is no pending or, to the knowledge of the Company, threatened (i) strike, lockout, work stoppage, slowdown, picketing or material labor dispute with respect to or involving any employees of the Company or any of its subsidiaries, and there has been no such action or event in the past five (5) years or (ii) arbitration, or material grievance against the Company or any of its subsidiaries involving current or former employees, applicants for employment or representatives of employees of the Company or any of its subsidiaries.
     (d) The Company and its subsidiaries are in compliance in all material respects with all (i) federal and state laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes and (ii) obligations of the Company or any of its subsidiaries under any collective bargaining agreement or any similar employment or labor-related agreement or understanding.
     (e) There is no charge or complaint pending or, to the knowledge of the Company, threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices or other unlawful employment practices by the Company or any of its subsidiaries which would reasonably be expected to be material to the Company and its subsidiaries taken as a whole.
     (f) No executive officer or other key employee of the Company or any of its subsidiaries is subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company or any of its subsidiaries, except agreements between the Company or one of its subsidiaries and its present and former officers or employees.
          SECTION 3.15. Environmental Laws and Regulations.
     (a) (i) Each of the Company and its subsidiaries is in material compliance with all applicable orders of any court, governmental authority or arbitration board or tribunal and all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively “Environmental Laws”), which compliance includes but is not limited to, the possession by the Company and its subsidiaries of all material permits and other material authorizations by Governmental Entities required under applicable Environmental Laws and compliance with the terms and conditions thereof; and (ii) none of the Company or any of its subsidiaries has entered into any consent decree or received written notice of or is the subject of any actual or, to the knowledge of the Company, threatened material action, cause of action, claim, demand or notice or, to the knowledge of the Company, any actual or threatened investigation, by any person or entity alleging liability under or non-compliance with any Environmental Law (an “Environmental Claim”).
     (b) Except as disclosed in the Company SEC Reports, there are no material Environmental Claims that are pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.
     (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, which would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.
     (d) There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its subsidiaries.
     (e) The Company and its subsidiaries have not been involved in any Release or threatened Release of Hazardous Material that is or would reasonably be expected to be material to the Company and its subsidiaries taken as a whole.
     (f) “Cleanup” means all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment. “Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise actionable or dangerous under any Environmental Laws, or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous. “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

          SECTION 3.16. Taxes.
     (a) Definitions. For purposes of this Agreement:
               (i) the term “Tax” means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, estimated, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and
               (ii) the term “Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, and any amendments thereof.
     (b) The Company and each of its subsidiaries has timely filed (taking into account extensions) all material Tax Returns required to be filed. All Tax Returns filed by the Company and its subsidiaries are complete, accurate and correct in all material respects.
     (c) The Company and each of its subsidiaries have timely paid in full all material Taxes required to be paid by them (other than Taxes contested in good faith and for which adequate reserves have been established, in accordance with GAAP, in the Company SEC Reports), and have established adequate reserves, in accordance with GAAP, for all material Taxes that have accrued but are not yet due or payable.
     (d) No material deficiencies for Taxes of the Company or any of its subsidiaries have been claimed, proposed or assessed, in each case, in writing, by any Governmental Entity. There is no pending or, to the knowledge of the Company, threatened audit, assessment, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to or relating to any material liability in respect of Taxes of the Company or any of its subsidiaries. No written claim has been made within the last five years by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
     (e) Neither the Company nor any subsidiary of the Company has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to material Tax assessment or deficiency, nor has any request been made for any extension or waiver.
     (f) There are no Tax indemnity agreements, Tax sharing agreements, or other similar arrangements with respect to or involving the Company or any of its subsidiaries.

     (g) During the last three years, neither the Company nor any of its subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
     (h) Neither the Company nor any of its subsidiaries has participated in any transaction that is or is substantially similar to a “listed transaction” under Section 6011 of the Code and the Treasury Regulations thereunder, or any other transaction requiring disclosure under analogous provisions of foreign, state or local Tax law.
     (i) Neither the Company nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income Tax purposes (except for the group of which the Company is a common parent) or (ii) has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
     (j) No material Lien for Taxes exists with respect to any assets or properties of the Company or any of its subsidiaries except for Liens for Taxes not yet due and payable.
     (k) Neither the Company nor any of its subsidiaries is or has been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
     (l) None of the Company or any of its subsidiaries has taken or has agreed to take any action, or has knowledge of any facts or circumstances, that would prevent or impede, or would be reasonably likely to prevent or impede, the Offer and the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     (m) The Company and each of its subsidiaries have withheld and paid over to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder or other third party.
          SECTION 3.17. Intellectual Property; Software.
     (a) Each of the Company and its subsidiaries owns or possesses adequate licenses or other valid rights (the “Company Intellectual Property Rights”) to use all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor (“Intellectual Property” ) owned or used by the Company and its subsidiaries in each case as such Company Intellectual Property Rights are used in their respective businesses as currently conducted, except where the failure to own or possess valid rights to use such Company Intellectual Property Rights would not reasonably be expected to be material to the Company and its subsidiaries taken as a whole. The Company Intellectual Property Rights owned or licensed by the Company and its subsidiaries, or which the Company otherwise has the right to use, constitute all of the material Intellectual Property rights necessary for the conduct of the business of the Company and its subsidiaries as such business is currently conducted.

     (b) There are no pending or threatened material claims by any third party alleging infringement, dilution or misappropriation by the Company or any of its subsidiaries of any intellectual property of any third party, and neither the Company nor any of its subsidiaries has received any written notice or claim challenging the validity or enforceability of any of the Company Intellectual Property Rights. To the knowledge of the Company, neither the products owned by the Company or any of its subsidiaries nor the conduct of the business of the Company and its subsidiaries materially infringes any intellectual property rights of any third party. Neither the Company nor any of its subsidiaries has made any material claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property Rights. To the knowledge of the Company, no person is infringing, diluting or misappropriating any Company Intellectual Property Rights and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in the loss or reduction in scope of any Company Intellectual Property Rights that would reasonably be expected to be material to the Company and its subsidiaries taken as a whole. The Company and its subsidiaries have taken commercially reasonable actions required to protect and preserve, and maintain the validity and effectiveness of, all material Company Intellectual Property Rights, including without limitation paying all necessary fees related to the registration, maintenance and renewal of the Company Intellectual Property Rights.
          SECTION 3.18. Certain Business Practices. To the knowledge of the Company, none of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.
          SECTION 3.19. Vote Required. To the extent any such vote is required by applicable law, the affirmative vote of the holders of 66 2/3% of the outstanding Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and to consummate the Mergers.
          SECTION 3.20. Opinion of Financial Adviser. UBS Securities LLC (the “Company Financial Adviser”) has delivered to the Company Board its written opinion dated the date of this Agreement to the effect that as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the consideration (which can be Per Share Cash Election Consideration, Per Share Mixed Election Consideration or Per Share Stock Election Consideration) to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders.
          SECTION 3.21. Brokers. No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          SECTION 3.22. Customers. Since December 31, 2006: (a) no customer of the Company or any of its subsidiaries has canceled or otherwise terminated its relationship with the Company or any of its subsidiaries, except cancellations and terminations that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; (b) no customer of the Company or any of its subsidiaries has overtly threatened to cancel or otherwise terminate its relationship with the Company or any of its subsidiaries or its usage of the services of the Company or any of its subsidiaries, except cancellations and terminations that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and (c) the Company and its subsidiaries have no direct or indirect ownership interest that is material to the Company and its subsidiaries taken as a whole in any customer of the Company or any of its subsidiaries.
          SECTION 3.23. Material Contracts.
     (a) Except for this Agreement, neither the Company nor any of its subsidiaries is, as of the date hereof, a party to or bound by any contract, commitment or understanding whether written or oral:
               (i) that is an Employment Agreement;
               (ii) with any labor union or association representing any employee of the Company or any of its subsidiaries and any collective bargaining agreement;
               (iii) that is a “material contract” (as such term is defined in Item 601(b) (10) of Regulation S-K of the SEC);
               (iv) that is a partnership or joint-venture agreement (other than a partnership agreement constituting an organizational agreement of a subsidiary);
               (v) relating to the borrowing of money (including any guarantee thereof) or that is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $150,000 or that creates a Lien on any material asset of the Company or any of its subsidiaries;
               (vi) that limits or purports to limit the ability of the Company or any of its affiliates to compete or engage in any line of business, in any geographic area or with any person;
               (vii) for the license or sublicense of any Intellectual Property or other intangible asset (whether as a licensor or a licensee), that provides for payment of $150,000 or more per year;
               (viii) relating to the sale of any of the assets or properties of the Company or any of its subsidiaries other than (i) those as to which the sale transaction has previously closed and the Company and its subsidiaries have no continuing obligation thereunder or (ii) in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

               (ix) relating to the acquisition by the Company or any of its subsidiaries of any operating business or the capital stock of any other person other than those as to which the acquisition has previously closed and the Company and its subsidiaries have no continuing obligation thereunder;
               (x) with suppliers of any goods and services that provides for payment of $500,000 or more;
               (xi) in the case of a Company Stock Plan or Employment Agreement, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; and
               (xii) other than those listed in clauses (i) to (xi) above, that involve payments by the Company and its subsidiaries in excess of $150,000 per year and that are not terminable without premium or penalty on less than 30 days’ notice.
               (xiii) that would prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement.
     All contracts, arrangements, commitments or understandings of the type described in this Section 3.23 shall be collectively referred to herein as the “Material Contracts.”
     (b) Schedule 3.23 of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement. Each Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of all written Material Contracts have been made available to Parent and Acquisition.
          SECTION 3.24. Insurance. Copies of all material insurance policies maintained by the Company and its subsidiaries, including fire and casualty, general liability, workers’ compensation and employer liability, pollution liability, directors and officers and other liability policies, have been made available to Parent. All such insurance policies are in full force and effect and such policies provide coverages of the types and in the amounts customarily carried by companies in similar lines of business as the Company and its subsidiaries. Neither the Company nor any of its subsidiaries is in material breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its subsidiaries.
          SECTION 3.25. Affiliate Transactions. There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than Company Stock Plans), whether or not entered into in the ordinary course of business, to or by which the Company or any of its subsidiaries, on the one hand, and any of their respective affiliates (other than the Company or any of its subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2004 or (b) involve continuing liabilities and obligations that have been, are or will be material to the Company and its subsidiaries taken as a whole.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION
     As an inducement for the Company to enter into this Agreement, Parent and Acquisition hereby, jointly and severally, make the following representations and warranties to the Company, understanding that in doing so, the Company is relying hereon; provided, however, that such representations and warranties shall be subject to and qualified by: the Disclosure Schedule delivered by Parent to the Company as of the date hereof (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein) (it being understood that (i) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Parent Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Parent Material Adverse Effect).
          SECTION 4.1. Organization.
     (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Texas, respectively, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore made available to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws as currently in effect of Parent and the Articles of Incorporation and Bylaws as currently in effect of Acquisition.
     (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. “Parent Material Adverse Effect” means, with respect to Parent, any fact, circumstance, occurrence, event, development, change or condition (i) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of Parent or Acquisition to perform its obligations under this Agreement and to consummate the transactions contemplated hereby; provided, however, that any such fact, circumstance, occurrence, event, development or change affecting, or condition having the results described in the foregoing clause (i) that any such fact, circumstance, occurrence, event, development or change affecting, or condition having the results described in the foregoing clause (i) that results from (A) a change in law, rule or regulation, or GAAP or interpretations thereof that applies to both the Company and Parent, (B) general economic, market, industry or political conditions (including acts of terrorism or war or other force majeure events) and (C) any change in Parent’s stock price or trading volume (unless due to a circumstance which would separately constitute a Parent Material Adverse Effect), shall not be considered when determining whether a Parent Material Adverse Effect has occurred, except, with respect to the foregoing clauses (A) and (B), to the extent that such fact, circumstance, occurrence, event, development or change disproportionately affects Parent and its subsidiaries in any material respect.
          SECTION 4.2. Capitalization of Parent and its Subsidiaries.
     (a) The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, of which, as of May 30, 2008, 200,926,866 shares of Parent Common Stock were issued and outstanding (net of shares held in treasury) (each together with a preferred share purchase right of Parent (the “Parent Rights”) issued pursuant to the Rights Agreement between Parent and First Chicago Trust Company of New York, dated as of June 8, 2000) and 5,000,000 shares of preferred stock, $1.00 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of May 30, 2008, 4,367,779 shares of Parent Common Stock were registered and reserved for issuance pursuant to all of its equity plans of which 1,366,194 were subject to outstanding options, 1,042,339 were subject to outstanding performance-based restricted stock units, 821,146 were subject to outstanding time-based restricted stock units and 1,138,100 were unassigned and available for grant. Between May 30, 2008 and the date hereof, no shares of Parent’s capital stock have been issued other than pursuant to stock options already in existence on such date and except for grants of stock options, restricted stock rights and restricted performance stock rights to employees, officers and directors in the ordinary course of business consistent with past practice between May 30, 2008 and the date hereof, no stock options, restricted stock rights and restricted performance stock rights have been granted. Except as set forth above and except for the Parent Rights, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any of its subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of Parent, (iii) no options or other rights to acquire from Parent or any of its subsidiaries and no obligations of Parent or any of its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent and (iv) no equity equivalent interests in the ownership or earnings of Parent or any of its subsidiaries or other similar rights (collectively “Parent Securities”). As of the date hereof, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent.
     (b) The Parent Common Stock and the Parent Rights constitute the only classes of equity securities of Parent or its subsidiaries registered or required to be registered under the Exchange Act.
          SECTION 4.3. Authority Relative to this Agreement. Each of Parent and Acquisition, as applicable has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Acquisition and the consummation by such parties of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition, and by Parent as the sole shareholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and, assuming due authorization, execution and delivery by the Company, constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms.
          SECTION 4.4. SEC Reports; Financial Statements.
     (a) Parent has filed all required schedules, forms and reports (“Parent SEC Reports”) with the SEC since December 31, 2004, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such schedules, forms and reports were filed. None of such Parent SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein, or necessary, in order to make the statements therein in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Parent included in the Parent SEC Reports and the unaudited consolidated financial statements contained in Parent’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC.
     (b) Parent has heretofore made available or promptly will make available to the Company a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.
          SECTION 4.5. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition in writing for inclusion or incorporation by reference in the S-4, the Proxy Statement or the Schedule 14D-9 will, at the respective times that the S-4, the Proxy Statement and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, and in the case of the S-4, at the time that it becomes effective under the Securities Act, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, at the time of the Shareholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.
          SECTION 4.6. Internal Controls and Procedures.
     (a) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. Neither Parent nor any of its subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any “extensions of credit” (within the meaning of Section 402 of SOX) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its subsidiaries.
     (b) Parent has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (c) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent and on Section 4.6(c) of the Parent Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.
     (d) Since December 31, 2004, (i) neither Parent nor any of its subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.
          SECTION 4.7. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents, approvals or other applicable requirements as may be required under the Securities Act, the Exchange Act, the HSR Act, foreign antitrust laws and the filing and recordation of the Articles of Merger as required by the TBCA, respectively, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Parent or Acquisition or any of Parent’s other subsidiaries, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent’s other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent’s other subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults which have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
          SECTION 4.8. No Default. None of Parent or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) its Certificate of Incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults that have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
          SECTION 4.9. Absence of Changes. Since December 31, 2007, Parent and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with their past practice, there have not been any events, changes or effects with respect to Parent or any of its subsidiaries that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.
          SECTION 4.10. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which has had, or would reasonably be expected to have, a Parent Material Adverse Effect. None of Parent or any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.
          SECTION 4.11. Compliance with Applicable Law. Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”) except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Parent and its subsidiaries are in compliance with the terms of the Parent Permits except where the failure so to comply has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. The businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for violations or possible violations which have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or threatened nor has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
          SECTION 4.12. Brokers. Prior to the Board Appointment Date, the Company will not be responsible for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.
          SECTION 4.13. Adequate Funds. Parent has sufficient funds or firm commitment letters from nationally recognized lending institutions, and will have at the time the conditions to the Offer are satisfied or waived and at the Effective Time sufficient funds, for the payment of the Maximum Cash Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement, and Parent has taken all action required to reserve for issuance the Parent Common Stock to be issued in the Offer.
          SECTION 4.14. No Vote Required. No vote is required by the holders of any class or series of Parent’s capital stock to approve and adopt this Agreement under applicable law or pursuant to the rules of any national securities exchange as a result of this Agreement or the transactions contemplated hereby.
          SECTION 4.15. Tax Treatment. None of Parent or any of its subsidiaries has taken or has agreed to take any action, or has knowledge of any facts or circumstances, that would prevent or impede, or would be reasonably likely to prevent or impede, the Offer and the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
ARTICLE 5
COVENANTS
          SECTION 5.1. Conduct of Business of the Company. Except as described in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Board Appointment Date or earlier termination of this Agreement, the Company will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws and regulations and seek to (i) preserve intact its current business organizations and goodwill, (ii) keep available the services of its current officers and employees and (iii) maintain its rights, permits and other authorizations issued by Governmental Entities and preserve its relationships with customers, suppliers, licensors, licensees, landlords and others having business dealings with it. Without limiting the generality of the foregoing, except as described in Section 5.1 of the Company Disclosure Schedule, prior to the Board Appointment Date or earlier termination of this Agreement, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent and Acquisition:
          (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);
          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class of capital stock or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights) or enter into any contract, understanding or arrangement with respect to the voting or registration of Shares or the capital stock of any subsidiary of the Company except for (i) the issuance and sale of Shares (together with associated Rights) pursuant to Company Options previously granted prior to the date hereof, (ii) the issuance and sale of securities by a subsidiary of the Company to any entity which is wholly owned by the Company, (iii) the issuance and sale of securities pursuant to Section 1.4 or (iv) any such actions contemplated by Section 2.10;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries, except for the payment of dividends or distributions by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;
          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Mergers);
          (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary;
          (f) (i) incur or assume any indebtedness or issue any debt securities or warrants except for borrowings to purchase inventory, fund working capital or fund capital expenditures to the extent permitted by Section 5.1(m)(iv) under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to or investments in any other person (other than customary advances to employees and subcontractors in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than currently existing Liens and Liens for Taxes not yet due);
          (g) (i) grant any increase in the compensation or benefits of directors, officers, employees or consultants of the Company or any or any of its subsidiaries, except for merit-based increases in base salary to employees in the ordinary course of business consistent with past practice in an amount not to exceed 5% of the applicable employee’s base salary from fiscal year 2007 and bonuses granted to employees in the ordinary course of business consistent with past practice; provided that in each case such increase or grant shall not result in any amount failing to be deductible by reason of Section 280G of the Code; or (ii) grant any severance or termination pay to such individuals;
          (h) except in each case as required by applicable law or Sections 2.10 and 5.9, an Employee Plan or any award agreement made thereunder, (i) enter into, establish, adopt, amend or modify any compensation or benefit plan, policy, arrangement or agreement, collective bargaining agreement, trust or fund including any change of control, severance, consulting, retention or employment agreement, plan, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, whether or not an Employee Plan, (ii) fail to make any required contribution to any Employee Plan, merge or transfer any Employee Plan or the assets or liabilities of any Employee Plan, change the sponsor of any Employee Plan, (iii) make any deposits or contributions of cash or other property to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Employee Plan other than in accordance in the terms thereof as currently in effect on the date hereof, (iv) take any action to accelerate the vesting or payment of any compensation or benefit under any Employee Plan, or (v) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to any Employee Plan are made or the basis on which such contributions are determined; provided, that compensation or benefit arrangements that are subject to Section 409A, including the Employee Plans (collectively, the “Non-Qualified Plans”), may be, in consultation with Parent, amended to comply with Section 409A of the Code, provided that any such amendment does not increase costs to the Company or any of its subsidiaries or the Parent, or benefits to participants, under any of the Non-Qualified Plans;
          (i) hire or terminate the employment or contractual relationship of any officer, employee or consultant of the Company or any of its subsidiaries, as the case may be, other than hirings or terminations in the ordinary course, consistent with existing policies and past practices;
          (j) acquire, sell, lease or dispose of any assets, other than tools lost in hole or damaged beyond repair or the purchase or sale of inventory in the ordinary course of business consistent with past practice, in any single transaction or series of related transactions having a fair market value in excess of $500,000 in the aggregate;
          (k) except as required as a result of a change in law or in generally accepted accounting principles, change any of the financial accounting principles or practices used by it;
          (l) revalue in any material respect any of its assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or as required by generally accepted accounting principles;
          (m) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement which would constitute a Company Material Contract; (iii) terminate, modify or waive or assign any of its rights or claims under any Material Contract; or (iv) authorize any new (not within the Company’s existing capital expenditure budget) capital expenditure or expenditures which individually is in excess of $250,000 or capital expenditures in the aggregate which are in excess of $1,000,000;
          (n) (i) make, change or revoke any material Tax election, (ii) change any material method of Tax accounting, (iii) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to Taxes or (iv) file any material amended Tax Return;
          (o) settle or compromise any pending or threatened suit, action or claim (i) which relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would exceed $250,000 individually or $750,000 in the aggregate or, in any case, would impose an injunction or other non-monetary penalty on the Company or any of its subsidiaries;

          (p) commence any material research and/or development project or terminate any material research and/or development project that is currently ongoing, in either case except pursuant to the terms of existing contracts or except as contemplated by the Company’s project development budget previously provided to Parent;
          (q) create any new subsidiaries;
          (r) take any action that would cause any representation or warranty of the Company in this Agreement to become untrue or not accurate in a manner such that the condition set forth in clause (e) of Annex A would occur;
          (s) amend the Rights Agreement in any manner that would permit any person other than Parent or its affiliates to acquire more than 20% of the Shares, or redeem the Rights;
          (t) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Offer and the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
          (u) take or agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through 5.1(t).
          SECTION 5.2. Conduct of Business of Parent. Except as contemplated by this Agreement, during the period from the date hereof to the Board Appointment Date or earlier termination of this Agreement, neither Parent nor any of its subsidiaries, without the prior written consent of the Company, shall:
          (a) acquire or agree to acquire by merging or consolidating with any business or corporation, partnership or other business organization or division thereof, if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement;
          (b) adopt or propose to adopt any amendments to its charter documents which would have a material adverse impact on the consummation of the transactions contemplated by this Agreement;
          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, except for the payment of ordinary cash dividends in respect of the Parent Common Stock;
          (d) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Offer and the

Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
          (e) adopt a plan of complete or partial liquidation or dissolution of Parent or any of its material subsidiaries; or
          (f) take or agree in writing or otherwise to take any of the actions described in Sections 5.2(a) through 5.2(e).
          SECTION 5.3. Other Potential Acquirers.
     (a) The Company, its subsidiaries and their respective officers, directors, employees, representatives and agents shall immediately cease and cause to be terminated any discussions or negotiations with any parties with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition and the Company shall promptly request the prompt return or destruction of all confidential information previously furnished to any such parties. From the date of this Agreement until the Board Appointment Date, the Company shall not, and shall not authorize or permit any of its subsidiaries or any of its or their respective officers, directors, employees, representatives or agents to, and shall not resolve or propose to, directly or indirectly, (i) encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including, without limitation, any proposal or offer to its shareholders) with or from or provide any non-public information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition or (ii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Parent; provided, however, that, prior to the Board Appointment Date, if the Company receives a bona fide unsolicited written proposal for a Third Party Acquisition that (I) the Company Board determines in its good faith judgment (after consultation with outside legal counsel and a financial adviser of nationally recognized reputation) is or is reasonably likely to constitute a Superior Proposal and (II) was made after the date hereof and did not result from a breach of this Section 5.3, the Company and its representatives may, subject to compliance with this Section 5.3, provide information with respect to the Company and its subsidiaries to and enter into discussions with such Third Party, but only if, prior to such provision of information (A) such Third Party shall have entered into a confidentiality and standstill agreement with terms no less favorable to the Company than those contained in that certain Confidentiality Agreement entered into between the Company and Parent dated March 10, 2008 (the “Confidentiality Agreement”) (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 5.3); (B) any non-public information provided to such Third Party shall have been previously provided to Parent or shall be provided to Parent prior to or substantially at the same time as it is provided to such person; and (C) the Company Board determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties .
     (b) Except as set forth in Section 5.3(c), the Company Board shall not (i) withdraw, change, qualify or modify or publicly propose to withdraw, change, qualify or modify the Company Recommendation in any manner adverse to Parent or Acquisition, (ii) take any other action or make any public statement in connection with the Company Recommendation, the Offer or the Merger that is inconsistent with the Company Recommendation, including failing to publicly reaffirm the Company Recommendation promptly upon request by Parent or, in any event, within ten days of receipt of any proposal for a Third Party Acquisition, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Shares within ten days after the commencement of such offer, (iv) approve, resolve, adopt or recommend, or propose publicly to approve, resolve, adopt or recommend, any Third Party Acquisition (any action described in clauses (i), (ii), (iii) or (iv) being referred to as an “Adverse Recommendation Change”) or (v) cause the Company to enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (excluding a confidentiality agreement pursuant to Section 5.3(a)) (each, an “Alternative Acquisition Agreement”), constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.
     (c) Notwithstanding the foregoing, at any time prior to the Board Appointment Date, if the Company Board determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel that it is required to do so in order to comply with its fiduciary duties (after taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.3(c)), the Company Board may withdraw the Company Recommendation or approve or recommend a Superior Proposal that did not result from a breach of this Section 5.3, but in each case only (i) after the fifth business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal and the person making such Superior Proposal and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other transaction documents (it being understood and agreed that any amendment to the terms or conditions of such Superior Proposal shall require a new written notice by the Company and a new five business day period) and (ii) causing its legal and financial advisors to negotiate with Parent in good faith (to the extent Parent seeks to negotiate) during such five business day period (or any additional five business day period) to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with the Company Recommendation and not withdraw the Company Recommendation or terminate this Agreement; provided, however, the Company shall not be entitled to enter into any Alternative Acquisition Agreement or resolve, agree or publicly propose to take any such action unless this Agreement is contemporaneously terminated by its terms pursuant to Section 7.1 and the Company has paid all amounts due to Acquisition pursuant to Section 7.3. Notwithstanding anything in this Agreement to the contrary, prior to the Board Appointment Time, the Company (and Company Directors) shall be permitted to (i) comply with applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act) with regards to a proposal for a Third Party Acquisition or make any other disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with and based upon the advice of outside legal counsel, failure to make such a disclosure would be inconsistent with applicable law; provided, however, that neither the Company nor the Company Board shall be permitted to recommend a Third Party Acquisition which is not a Superior Proposal.

     (d) For the purposes of this Agreement, “Third Party Acquisition” means the occurrence of any of the following events: (i) the acquisition in one or a series of related transactions of the Company by merger, tender offer, consolidation, business combination or otherwise by any person or group other than Parent, Acquisition or any affiliate thereof (a “Third Party”); (ii) the acquisition by a Third Party of more than 15% of the total assets of the Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of beneficial ownership of 15% or more of the outstanding Shares or any other class of capital stock or voting power of the Company or any resulting parent company of the Company; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of more than 15% of the outstanding Shares. For purposes of this Agreement, a “Superior Proposal” means any bona fide unsolicited written proposal for a Third Party Acquisition that the Company Board determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including the financing terms thereof, (i) is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (taking into account any adjustment to the terms and conditions proposed by Parent in an offer in response to such proposal and taking into account any break-up fees and expense reimbursement provisions) and (ii) is reasonably likely to be completed on the terms proposed on a timely basis; provided that, for purposes of this definition of “Superior Proposal,” references in the term “Third Party Acquisition” to “15%” shall be deemed to be references to “100%.”
     (e) From and after the date of this Agreement, the Company promptly, and in any event within twenty-four hours of receipt, shall advise Parent in writing in the event the Company or any of its subsidiaries or representatives receives any proposal for a Third Party Acquisition together with the terms and conditions of such proposal including the proposed buyer and a copy of any written documentation delivered to the Company or its representatives in connection therewith). The Company shall keep Parent informed in all respects on a timely basis of the status and details (including, within twenty-four hours after the occurrence of any material amendment or modification) of any such proposal, including all developments with respect to any such proposal, without limiting any of the foregoing, the Company shall promptly (and in any event within twenty-four hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a proposal for a Third Party Acquisition pursuant to Section 5.3(a) or (b).
     (f) The Company shall promptly inform its representatives, and shall cause its subsidiaries promptly to inform their respective representatives of the obligations under this Section 5.3.
     (g) The Company shall not take any action to exempt any person (other than Parent, Acquisition and their respective affiliates) from the restrictions on “business combinations” contained in Article 13 of the TBCA (or any similar provision of any other applicable law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken concurrently with a termination of this Agreement pursuant to Section 7.1(e).

          SECTION 5.4. Meeting of Shareholders. If a shareholder vote is required for consummation of the Merger, the Company shall take all action necessary in accordance with the TBCA and its Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as promptly as practicable after consummation of the Offer to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The Company shall also as promptly as practicable after consummation of the Offer, if necessary, prepare and file with the SEC the Proxy Statement. At the Shareholders’ Meeting, Parent and its subsidiaries will vote all Shares owned by them or as to which they have been granted a proxy in favor of approval and adoption of this Agreement. Each of the Company, Parent and Acquisition agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. If at any time prior to the Shareholders’ Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the party that discovers such information will promptly inform the other parties hereto. In such case, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable law and shall mail such amendment or supplement to the Company’s shareholders to the extent required by applicable law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its representatives reasonable opportunity to comment thereon.
          SECTION 5.5. Access.
     (a) Between the date hereof and the Board Appointment Date, the Company will give Parent and its authorized representatives, accountants and other advisors reasonable access during normal business hours to all of the Company’s and its subsidiaries employees, plants, offices, warehouses and other facilities and to all of the Company’s and its subsidiaries books and records, will permit Parent to make such inspections as Parent may reasonably require and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the Company’s business and properties and those of the Company’s subsidiaries as Parent may from time to time reasonably request.
     (b) Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes is subject to the attorney-client or other applicable privilege (but only to the extent reasonably required to preserve such privilege) or it may not provide by reason of any applicable law, rules or regulations, or which it or any of its subsidiaries is required to keep confidential by reason of any contract or agreement with third parties.
          SECTION 5.6. Additional Agreements; Reasonable Efforts.
     (a) Subject to the terms and conditions herein, the Company, Parent and Acquisition each agrees to use reasonable efforts to take, or cause to be taken, all reasonable actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including, without limitation, the Merger) and to reasonably cooperate with the others in connection with the foregoing, including using reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that could restrict, prevent or prohibit the consummation of the transactions contemplated hereby, including, without limitation, by using reasonable efforts to pursue all avenues of judicial and administrative appeal and (iv) to execute and deliver any additional instruments necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.
     (b) The Company, Parent and Acquisition shall keep the other parties apprised of the status of matters relating to the completion of the transactions contemplated hereby (including, without limitation, the Merger) and shall reasonably cooperate in connection with obtaining the requisite approvals, consents or orders of any Governmental Entity, including, without limitation: (i) cooperating with the other parties in connection with filings under the HSR Act and compliance with any other federal, state or foreign antitrust or competition laws (“Antitrust Laws”), including, with respect to the party making a filing, providing copies of all such documents to the non-filing parties and their advisers prior to filing (other than the portions of documents containing confidential business information, which portions shall be shared only with outside counsel to the non-filing party); (ii) furnishing to each other all information required for any application or other filing to be made pursuant to the HSR Act or any other Antitrust Laws in connection with the transactions contemplated by this Agreement; (iii) promptly notifying the others of, and if in writing furnishing the others with copies of, any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement (including, without limitation, the Merger); (iv) permitting the other parties to review in advance and considering in good faith the views of one another in connection with any proposed communication with any Governmental Entity in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws; and (v) not agreeing to participate in any meeting or discussion with any Governmental Entity in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws unless it consults with the other parties in advance, and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat.
     (c) The Company shall and shall cause its subsidiaries to, use reasonable efforts to maintain its existing insurance coverages or similar coverages with comparable insurance companies.
          SECTION 5.7. Indemnification.
     (a) After the Effective Time, the Parent shall cause the Ultimate Surviving Company to indemnify and hold harmless (and shall also cause it to advance expenses to the fullest extent permitted by law to) each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company’s subsidiaries (the “Indemnified Persons”) against (i) all losses, claims, damages, costs, expenses (including, without limitation, counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based on or arising out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law, under the Ultimate Surviving Company’s limited liability company agreement (it being agreed that the provisions thereof relating to indemnification and exoneration from liability shall, with respect to matters occurring through the Effective Time, be at least as favorable to the Indemnified Persons as the current provisions of the Company’s Articles of Incorporation and Bylaws for a period of six years after the Effective Time) and under any indemnification agreement to which an Indemnified Person and the Company is a party. Each Indemnified Person is intended to be a third party beneficiary of this Section 5.7 and may specifically enforce its terms. This Section 5.7 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Articles of Incorporation or Bylaws.
     (b) For six years after the Effective Time, the Ultimate Surviving Company shall provide directors’ and officers’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered as of the date hereof by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the date hereof (the “D&O Policy”); provided, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company as of the date hereof for such insurance, then the Parent shall only be obligated to cause the Ultimate Surviving Company to provide only such coverage as shall then be available at an annual premium equal to 200% of such current rate. Notwithstanding anything to the contrary in this Agreement, the Parent may cause the Ultimate Surviving Company to purchase a six-year “tail” prepaid policy on terms and conditions no more favorable and no less advantageous than the D&O Policy. In the event that the Company purchases such a “tail” policy prior to the Effective Time, the Parent shall cause the Ultimate Surviving Company to maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of the Ultimate Surviving Company under the first sentence of this Section 5.7(b) for so long as such “tail” policy shall be maintained in full force and effect.
     (c) In the event the Ultimate Surviving Company or any of its successors or assigns consolidates with or merges into another person and is not the surviving person in such merger or consolidation or transfers all or substantially all of its properties or assets to another person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Ultimate Parent Company, or at Parent’s option, Parent, assume the obligations set forth in this Section 5.7(b).
          SECTION 5.8. Public Announcements. Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to receiving the prior written approval of the other party except as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE.
          SECTION 5.9. Employee Matters.
     (a) From and after the Effective Time, Parent shall assume and honor, and shall cause the Surviving Corporation to honor, all Employee Plans and all Employment Agreements in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms.
     (b) Provided that the Effective Time occurs prior to December 31, 2008, following the Effective Time through December 31, 2008, Parent shall provide, or shall cause to be provided, to current employees of the Company and its subsidiaries (the “Company Employees”) compensation and employee benefits that are, in the aggregate, substantially comparable to those provided to Company Employees immediately before the Effective Time, including those described in Section 5.9 of the Company Disclosure Schedule. The foregoing shall not be construed to prevent (i) the amendment or termination of any particular Employee Plan or Employment Agreement to the extent permitted by, and in accordance with, its terms as in effect immediately before the Effective Time, or (ii) the termination of employment or the reduction of, or other change in, the compensation or employee benefits of any individual Company Employee.
     (c) For all purposes under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Effective Time (the “Parent Plans”), each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Effective Time under any similar Employee Plans, except (i) for purposes of accrual under any defined benefit pension plan, (ii) to the extent such credit would result in a duplication of benefits or (iii) to the extent that any Parent Plan does not recognize service of similarly situated employees of Parent and its subsidiaries. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Plans to the extent coverage under such Parent Plan replaces coverage under a comparable Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such employee and his or her covered dependents to the extent such limitation was not applicable immediately before the Effective Time under the analogous Old Plan, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding Parent Plan begins to be taken into account under such Parent Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan.

     (d) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the outstanding balance of each Participant Account under the LTCIP, shall immediately vest in full and be promptly paid and distributed to the holder thereof; provided that any Participant Accounts under the Long-Term Cash Incentive Plan for which a participant has made a deferral election shall be distributed upon the earlier of the time set forth in such deferral election or the first business day in 2009 occurring after the Effective Time.
     (e) Except as contemplated by Section 2.10 hereof, or this Section 5.9, from and after the date hereof, neither the Company Board nor any committee thereof shall take any actions or use any discretion to accelerate the vesting or payment of any compensation or benefit under any Employee Plan or any award agreement made thereunder in connection with, or as a result of, the consummation of the transactions contemplated hereby, including, without limitation, pursuant to Section 3.6 of the LTCIP, pursuant to Section VIII.(c) of the Company’s 1997 Stock Option Plan as restated, effective as of May 12, 2004 and Section 11(a) of the Company’s 2006 Stock Awards Plan, effective as of May 10, 2006.
     (f) Nothing in this Section 5.9 shall be construed to limit the right of Parent or any of its subsidiaries (including, following the Closing Date, the Company and its subsidiaries) to amend or terminate any Employee Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.9 be construed to require the Parent or any of its subsidiaries (including, following the Closing Date, the Company and its subsidiaries) to retain the employment of any particular Company Employee for any fixed period of time following the Closing Date.
     (g) Without limiting the generality of Section 8.6, the provisions of this Section 5.9 are solely for the benefit of the parties to this Agreement, and, except to the extent provided in Section 5.7, no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Employee Plan or other employee benefit plan for any purpose.
     (h) Parent and Acquisition acknowledge that the consummation of the Offer will constitute a Change in Control under the Company Stock Plans and under the employment and individual award agreements that are set forth on Section 5.9 of the Company Disclosure Schedule.
     (i) If the Company or any of its subsidiaries enters into, adopts, amends, modifies or terminates any Arrangements to Covered Securityholders, the Company intends that all such amounts payable under such Arrangements (i) shall be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. If there has been any adoption, approval, amendment or modification of any Arrangement, either prior to or after the date of this Agreement, the Company agrees that, upon the request of Parent, the compensation committee of the Company Board, consisting solely of independent directors, shall approve resolutions approving such adoption, approval, amendment or modification as an employment compensation, severance or other employee benefit arrangements, in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.
     (j) The Company shall use its reasonable best efforts to assist Parent in entering into employment agreements with employees of the Company and its subsidiaries.
          SECTION 5.10. Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing if (i) any representation or warranty made by it (and, in the case of Parent, made by Acquisition) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the condition set forth in Annex A or (ii) it (and, in the case of Parent, Acquisition) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Acquisition) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement. The Company has heretofore made available or promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.
          SECTION 5.11. Restriction on Transfer. Parent agrees that it will not, and that it will obligate any person to whom Parent transfers any of the Assets or Additional Assets as defined by the Purchase and Sale Agreement between W-H Energy Services, Inc., Halliburton Energy Services, Inc., and Halliburton Company executed January 22, 1999 (“Assets or Additional Assets”) not to transfer by any means any of the Assets or Additional Assets Parent acquires from the Company to Schlumberger Limited or Baker Hughes Incorporated or any of their affiliates during the time period specified in Section XII of the Final Judgment issued on April 1, 1999 in U.S. v. Halliburton Company and Dresser Industries, Inc., Civil Action Number 98CV02340 (D.C.D.C. September 29, 1998).
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER
          SECTION 6.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) this Agreement shall have been approved and adopted, if required, by the requisite vote of the shareholders of the Company;

          (b) no statute, rule, regulation, order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; and
          (c) Acquisition shall have purchased Shares pursuant to the Offer.
          SECTION 6.2. Frustration of Closing Conditions. Neither the Company, Acquisition nor Parent may rely, either as a basis for not effecting the Offer, not consummating the Merger or terminating this Agreement and abandoning the Merger or the Offer, on the failure of any condition set forth in Section 6.1 or Annex A, as applicable, to be satisfied if such failure was primarily caused by such party’s breach of any provision of this Agreement or failure to use its reasonable efforts to effect the Offer and to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.
ARTICLE 7
TERMINATION; AMENDMENT; WAIVER
          SECTION 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time:
          (a) by mutual written consent of Parent, Acquisition and the Company;
          (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable or (ii) the purchase of Shares pursuant to the Offer has not been consummated by the date that is six months from the date hereof (the “Outside Date”); provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the primary reason that the purchase of Shares pursuant to the Offer shall not have occurred on or before said date;
          (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement or if any representation or warranty of Parent or Acquisition shall have become untrue or (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder that remains uncured, or is incapable of being cured, within 20 business days following written notice thereof from the Company, where such breach under clause (i) or (ii) would have, or be reasonably expected to have, a Parent Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Offer or the Merger; provided, that the Company has not breached any of its obligations hereunder;
          (d) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue in either case such that the condition set forth in paragraph (d) of Annex A would not be satisfied or would be incapable of being satisfied by the Outside Date, (ii) the Company shall be in breach of Section 5.3, (iii) there shall have been a breach or breaches by the Company of its covenants or agreements hereunder that remains uncured, or is incapable of being cured, within 20 business days following written notice thereof from Parent and Acquisition that would have, or would reasonably be expected to have, a Company Material Adverse Effect or would materially adversely affect (or materially delay) the consummation of the Offer or the Merger, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder, (iv) the Company Board shall have entered into, or recommended to the Company’s shareholders, a Superior Proposal, (v) the Company Board shall have made an Adverse Recommendation Change or (vi) a Third Party Acquisition shall have occurred after the date hereof; or
          (e) by the Company if the Company receives a Superior Proposal and resolves to accept such Superior Proposal, but only if (i) the Company has acted in accordance with, and has otherwise complied with the terms of, Section 5.3 hereof, including the notice provisions therein, and (ii) the Company has paid all amounts due to Acquisition pursuant to Section 7.3.
          SECTION 7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders provided that the provisions of this Section 7.2 and Sections 7.3, 7.4, 7.5 and Article 8 hereof shall survive the termination of this Agreement. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of its covenants, agreements or obligations set forth in this Agreement.
          SECTION 7.3. Fees and Expenses.
     (a) In the event that (i) this Agreement shall be terminated pursuant to Section 7.1(d)(ii), (iv), (v) or (vi) or Section 7.1(e); or
          (ii) (A) a proposal for a Third Party Acquisition shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make such a proposal, (B) this Agreement is terminated (I) by the Company or Parent pursuant to Section 7.1(b)(ii) or (II) by Parent pursuant to Section 7.1(d)(i) or (iii) and (C) concurrently with or within 12 months after such termination, the Company enters into an Alternative Acquisition Agreement or consummates a Third Party Acquisition;
(x) then, in the case of a termination pursuant to clause (i) above, the Company shall pay Parent a fee equal to $76,000,000 (the “Termination Fee”) plus Expenses, on the first business day following the date of termination of this Agreement (or in the case of a termination pursuant to Section 7.1(e), simultaneously with such termination) and (y) in the case of a termination which satisfies sub-clauses (A) and (B) of clause (ii) above, the Company shall pay Parent Expenses, on the first business day following the date of termination of this Agreement (provided that the payment by the Company of any such Expenses shall not relieve the Company from any subsequent obligation to pay the Termination Fee pursuant hereto) and upon the date of the first to occur of the events referred to in sub-clause (ii)(C) above, the Company shall pay Parent the Termination Fee. All payments pursuant to this Section 7.3 shall be made by wire transfer of same-day funds on the applicable date. “Expenses” shall mean a cash amount equal to $17,500,000.
     (b) The Company and Parent acknowledge and agree that the agreements contained in Section 7.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 7.3(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, as the case may be, from the date such payment was required to be made until the date of payment at the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal.
     (c) Except as provided in paragraphs (a) or (b) of this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the filing fees and expenses incurred in connection with the preparation by the financial printer, filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement shall be shared equally by Parent and the Company.
          SECTION 7.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the shareholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement (including the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.
          SECTION 7.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.
ARTICLE 8
MISCELLANEOUS
          SECTION 8.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

          SECTION 8.2. Entire Agreement; Assignment.
     (a) This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof.
     (b) This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          SECTION 8.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a recognized, next-day courier service or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

If to Parent or Acquisition:	Smith International, Inc.
16740 East Hardy Road
Houston, Texas 77032
Attention: General Counsel

with a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Daniel A. Neff, Esq.
David E. Shapiro, Esq.

if to the Company to:	W-H Energy Services
2000 West Sam Houston Parkway South
Suite 500
Houston, Texas 77042
Attention: Chief Executive Officer

with a copy to:	Bracewell & Giuliani LLP
711 Louisiana Street
Suite 2300
Houston, Texas 77002
Attention: Michael S. Telle, Esq.
Edgar J. Marston, Esq.
or to such other address or facsimile as the person to whom notice is given may hereinafter furnish to the others in writing in the manner set forth above.

          SECTION 8.4. Governing Law. This Agreement and the rights of the parties and all actions arising in whole or in part under or in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that the laws of the State of Texas shall govern any matters pertaining to (i) the mechanics of, and rights (including dissenters’ rights) of shareholders in connection with, the Mergers and (ii) the internal corporate governance of the Company or Acquisition, including, without limitation, the interpretation of the Company Board’s fiduciary duties to the Company’s shareholders in connection with this Agreement, the Offer and the Mergers.
          SECTION 8.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
          SECTION 8.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Sections 5.7, nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
          SECTION 8.7. Certain Definitions. For the purposes of this Agreement the term:
          (a) “affiliate” means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;
          (b) “business day” means any day other than a day on which the New York Stock Exchange is closed;
          (c) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;
          (d) “fully diluted basis” means the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to (i) any Company Options that have vested as of the Expiration Date (including all Company Options for which vesting accelerates on the Expiration Date) or that are scheduled to vest within 60 days following the Expiration Date and (ii) any Company Restricted Shares that have vested as of the Expiration Date (including all Company Restricted Shares for which vesting accelerates on the Expiration Date);
          (e) “knowledge” means, with respect to any matter in question, the knowledge of any executive officer of the Company or Parent after reasonable inquiry, as the case may be;
          (f) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

          (g) “subsidiary” or “subsidiaries” of the Company, Parent, Acquisition or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, Acquisition or any such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; provided that in the case of the Parent, “subsidiary” shall not include C.E. Franklin Ltd. or any of its subsidiaries.
          SECTION 8.8. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.
          SECTION 8.9. Jurisdiction; Enforcement.
     (a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to, arising out of or relating to this Agreement, or the negotiation, interpretation, validity or performance of this Agreement, or the transactions contemplated hereby (including the Offer and the Merger) and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other parties hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or in the event (but only in the event) that neither such court has jurisdiction over such action or proceeding, the Delaware Superior Court. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.9, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Acquisition hereby consents to service being made through the notice procedures set forth in Section 8.3 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. In addition, each of the parties hereto that has not appointed or does not maintain an agent for service of process in the State of Delaware does hereby appoint National Registered Agents as such agent.
          SECTION 8.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          SECTION 8.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction; provided that, if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable and, provided, further that upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
          SECTION 8.12. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
          SECTION 8.13.Time of Essence. Time is of the essence with respect to the interpretation and performance of this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

SMITH INTERNATIONAL, INC.

By:
Name:
Title:

W-H ENERGY SERVICES, INC.

By:
Name:
Title:

WHITEHALL ACQUISITION CORP.

By:
Name:
Title:

ANNEX A
CONDITIONS OF THE OFFER
THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE
AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX A IS ATTACHED
     Notwithstanding any other provisions of the Offer (subject to compliance with Section 1.1(a) of the Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), Acquisition shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, any Shares, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated or any other requisite clearances and/or approvals under the Antitrust Laws of any Governmental Entity shall not have been obtained prior to the expiration of the Offer, (ii) the S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order, (iii) the Minimum Condition is not satisfied or (iv) at any time on or after the date hereof and prior to the acceptance for payment of Shares, any of the following conditions shall have occurred and continue to exist:
     (a) any order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibiting consummation of the Offer shall have been issued by a Governmental Entity or any statute, rule or regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares.
     (b) a Company Material Adverse Effect shall have occurred or any fact, circumstance, occurrence, event, development or change shall have occurred or shall exist which would reasonably be expected to have a Company Material Adverse Effect; or
     (c) there shall have occurred and continued to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and suspensions or limitations resulting from physical damage to or interference with such exchange not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) any material limitation (whether or not mandatory) by any U.S. Governmental Entity on the extension of credit by banks or other financial institutions; or
     (d) the Agreement shall have been terminated in accordance with its terms; or
     (e) (i) other than with respect to Sections 3.2(a-d), 3.3(c), 3.10(a), 3.19, 3.20 and 3.21, the representations and warranties of the Company contained in the Agreement shall not be true and correct in all respects (without giving effect to any exceptions or qualifications contained therein relating to “materiality” or “Company Material Adverse Effect”) at and as of the scheduled Expiration Date with the same effect as if made at and as of such date or if such representations speak as of an earlier date, as of such earlier date, except where the failure of a representation or warranty to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Sections 3.2(a-d), 3.3(c), 3.19, 3.20 and 3.21, shall not be true and correct in all material respects (with respect to the figures cited in the first two sentences of Section 3.2(a), “in all material respects” shall mean that such figures are accurate, in the aggregate, to within 25,000 shares) at and as of the scheduled Expiration Date with the same effect as if made at and as of such date or if such representations speak as of an earlier date, as of such earlier date, (iii) the representations and warranties of the Company contained in Sections 3.10(a) shall not be true and correct in all respects at and as of the scheduled Expiration Date with the same effect as if made at and as of such date or if such representations speak as of an earlier date, as of such earlier date or (iv) the Company shall have failed to comply with its covenants and agreements contained in the Agreement in all material respects; or
     (f) prior to the purchase of Shares pursuant to the Offer, the Company Board shall have made an Adverse Recommendation Change.
     The foregoing conditions are for the sole benefit of Parent and Acquisition and may be asserted by Parent or Acquisition regardless of the circumstances (including any action or inaction by Parent or Acquisition) giving rise to such condition or may be waived by Parent or Acquisition, by express and specific action to that effect, in whole or in part at any time and from time to time in each case except for the Minimum Condition. The failure by Acquisition at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

A-2